Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7
(514) 337 - 2447 // 1 877 339-CHIP // info@C-Chip.com

C-Chip and Broadfield Partners enters into a strategic partnership for the distribution of C-Chip products in Europe

Montreal, November 11, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) is pleased to announce that it has entered into a Letter of Intent with Broadfield Partners to form a comprehensive alliance for the distribution of C-Chip products in Europe.

The agreement will involve the establishment of a C-Chip subsidiary in the Netherlands to organize, manage and supervise the distribution of C-Chip's complete product offerings for the Benelux countries and the rest of Europe. This new C-Chip subsidiary will be managed and funded by Broadfield Partners. Their mission will be to promote C-Chip's security solutions within the European Economic Community.

Broadfield has already put a plan in place for the aggressive localization of the more advanced C-Chip solutions and these will be added to the C-Chip Europe delivery program as soon as possible. It is expected that C-Chip Europe will initially focus on the marketing and selling of the anti-theft solutions developed by C-Chip for the vehicle and power sport market, namely; the Falcon and Hawk series.

Based on RFID technology, the Falcon is a wireless system with three separate cut-off units, each addressing and controlling a different component of the vehicle. The Falcon's wireless network is controlled through an active transponder carried by the vehicle owner. This is C-Chip's most advanced anti-theft product for a vehicle - it makes theft of a vehicle impossible by traditional means. The Hawk series is based on the same technology and principle, but adapted for power sports vehicles.

Says Stephane Solis, President and CEO of C-Chip: "The European market represents a significant opportunity for our company and we are now pleased to associate ourselves with Broadfield Partners in our quest to achieve significant revenues outside North America. In the past months, we have received numerous indications of interest from potential distributors to market our current product offerings. We believe that Broadfield Partners presents the strongest opportunity for our company to quickly penetrate the European market in a most effective manner."

Based in the Netherlands, Broadfield Partners provides business expertise to support technology companies pursuing successful international business strategies. The mission of Broadfield Partners is to guide clients as they enter the European market and to help them unlock the enormous economic potential of the region.

Frits Plekker, Managing Partner of Broadfield Partners said: "We have had our eye on C-Chip and its product offerings for quite some time and we are very excited to enter into a comprehensive alliance with C-Chip to distribute their products and security solutions in Europe. We believe C-Chip product offerings can quickly fill a market need in Europe."

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7
(514) 337 - 2447 // 1 877 339-CHIP // info@C-Chip.com

About C-Chip Technologies Corporation
C-Chip Technologies Corporation operates in the security industry. We are positioned in an emerging and rapidly growing industry that is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. We provide corporations and institutions security solutions for well-identified business needs The Company's goal is to be recognized as a leading provider of security services, credit and asset management solutions used by corporations, financial institutions, insurance companies, car rental companies and urban fleet managers

About Broadfield Partners
Headquartered in the Netherlands, Broadfield Partners is ideally located to help emerging hi-tech companies develop successful strategies for venturing into Europe. Broadfield Partners provides business expertise to support technology companies as they pursue successful international business strategies. The mission of Broadfield Partners is to guide clients as they enter the European market and to help them unlock the enormous economic potential of the region. Detailed information on Broadfield Partners and its services is available on their web-site at www.broadfieldpartners.com.

About the C-ChipJ Technology
The C-ChipJ technology is a new wireless, web-based set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipJ technology offer significant opportunities within the security industry, particularly as anti-theft, credit and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com

Contacts:
Stephane Solis, President & CEO	Frits Plekker, Managing Partner
C-Chip Technologies Corporation	Broadfield Partners
Tel.: 514-337-2447	Tel.:31-10-2881-660
ssolis@c-chip.com	f.plekker@broadfieldpartners.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.